Exhibit 99.1
VNUS Announces Settlement of Patent Litigation with AngioDynamics and Vascular Solutions
SAN JOSE, Calif., June 3, 2008 — VNUS® Medical Technologies, Inc. (Nasdaq: VNUS) today announced that it has entered into an Agreement with AngioDynamics (Nasdaq: ANGO) and Vascular Solutions (Nasdaq: VASC) that settles and resolves the patent infringement lawsuit between the companies filed in 2005. The Agreement results in VNUS granting to AngioDynamics and Vascular Solutions, a non-exclusive, non-sublicensable patent license that covers certain products such as disposable endovenous laser fiber kits, laser fibers, and lasers used in the field of endovenous laser ablation.
As a part of the agreement, licensees AngioDynamics and Vascular Solutions stipulated that the VNUS patents-in-suit are valid, enforceable, and were infringed by the licensees. The license requires per unit royalty payments for endovenous laser products sold or shipped in the United States until September 11, 2017. In conjunction with the patent license, AngioDynamics and Vascular Solutions have agreed to an upfront payment of $6.8 and $3.1 million respectively for past infringement of the VNUS patents through May 31, 2008 for AngioDynamics and through March 31, 2008 for Vascular Solutions.
The patent infringement lawsuit brought by VNUS against three endovenous laser competitors, Diomed, AngioDynamics and Vascular Solutions, had been scheduled to go to trial on June 23. On March 14, 2008, Diomed filed for bankruptcy protection under Chapter 11, resulting in a stay of the VNUS patent litigation against Diomed. VNUS plans to file a claim against the Diomed estate for monetary damages attributable to Diomed’s alleged past and current infringement of VNUS patents.
Brian Farley, VNUS President and CEO, stated, “This agreement validates the importance and value of our intellectual property in the field of endovenous ablation. It brings to VNUS a favorable result in the enforcement of our endovenous vein ablation patents and is expected to produce a forward royalty stream that allows VNUS to financially benefit from endovenous laser ablation products sold into the vein ablation market over the next nine years.” Mr. Farley added, “We expect the financial and other terms of our settlement agreement will also facilitate productive dialog with others who practice the patented methods.”
The following information is additive to prior guidance offered in VNUS’ April 21, 2008 earnings release. In accordance with settlement of pending patent litigation, VNUS is anticipating litigation related expenses in Q2 to be approximately $450,000, in line with prior guidance. VNUS is also anticipating additional Q2 legal fees of approximately $420,000 associated with analyses of the Diomed asset purchase opportunity which was not pursued by the Company.
Royalty revenues in 2008 are estimated to be $11.3 to $11.7 million of which $3.8 to $4.2 million is anticipated to be from endovenous laser products sold in 2008. These estimates assume that the acquirer of the Diomed assets pays VNUS a royalty for sales to the Diomed U.S. customers starting in the second half of 2008.
ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
Founded in 1995 and headquartered in San Jose, California, VNUS Medical Technologies is a worldwide leader in medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that causes the varicose veins afflicting 25 million Americans. The pioneering company in the field, VNUS now offers the ClosureFAST system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. VNUS devices have been used in more than 300,000 procedures worldwide. For more information, visit http://www.vnus.com/.
FORWARD-LOOKING STATEMENTS
In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Actual results may differ materially from current expectations based on a number of factors outside VNUS’s control; including possible future actions by the Diomed bankruptcy court, future royalty streams, and the responses by others to the settlement agreement. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law
CONTACT:
Brian Farley
President and Chief Executive Officer
Phone: 408-360-7499
ir@vnus.com

VNUS Update and Correction to 2008 Royalty Revenues

SAN JOSE, Calif., June 3, 2008 — VNUS® Medical Technologies, Inc. (Nasdaq: VNUS) updates and corrects its estimate of royalty revenues for 2008. Royalty revenues in 2008 are estimated to be $12.5 to $12.9 million which is changed from the previously announced royalty revenues of $11.3 to $11.7 million.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

Founded in 1995 and headquartered in San Jose, California, VNUS Medical Technologies is a worldwide leader in medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that causes the varicose veins afflicting 25 million Americans. The pioneering company in the field, VNUS now offers the ClosureFAST system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. VNUS devices have been used in more than 300,000 procedures worldwide. For more information, visit http://www.vnus.com/.

FORWARD-LOOKING STATEMENTS

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Actual results may differ materially from current expectations based on a number of factors outside VNUS’ control; including future royalty streams, and the responses by others to the settlement agreement. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

CONTACT:
Brian Farley
President and Chief Executive Officer
Phone: 408-360-7499
ir@vnus.com